Cincinnati Bell Elects New Board Member John W. Eck

CINCINNATI - October 21, 2014 - Cincinnati Bell Inc. (NYSE: CBB) today announced the election of John W. Eck as a director of the company, effective October 20, 2014.

Eck, 55, is currently the Chief Operations Officer and Executive Vice President, Operations and Technology, at Univision Communications, Inc., a leading Hispanic media company in the U.S. Prior to joining Univision Communications, Inc. in 2011, Mr. Eck worked at NBC Universal (“NBCU”) for 18 years, most recently serving as President, Media Works. At NBCU, he oversaw NBCU’s information, broadcasting and production technology, and NBCU’s television network, television station, and television and film studio operations. Prior to joining NBCU, Mr. Eck held various other executive and financial positions at General Electric.

Mr. Eck’s appointment brings the number of Cincinnati Bell directors to nine.

About Cincinnati Bell Inc.
With headquarters in Cincinnati, Ohio, Cincinnati Bell (NYSE: CBB) provides integrated communications solutions - including local and long distance voice, data, high-speed internet, entertainment and wireless services - that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world. In addition, enterprise customers across the United States rely on CBTS, a wholly-owned subsidiary, for efficient, scalable office communications systems and end-to-end IT solutions. Cincinnati Bell owns approximately 44% of CyrusOne (NASDAQ: CONE), which provides best-in-class data center colocation services to enterprise customers through its facilities with fully redundant power and cooling solutions that are currently located in the Midwest, Texas, Arizona, London, and Singapore. For more information, please visit www.cincinnatibell.com.

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Cincinnati Bell Inc.
Investor contact:
Josh Duckworth
+1 513 397 2292
joshua.duckworth@cinbell.com

Media contact:
Jane Weiler
+1 513 397 9941
jane.weiler@cinbell.com